Exhibit 10.1(c)

FOURTH LEASE AMENDMENT AND LANDLORD CONSENT TO SUBLEASE

THIS FOURTH LEASE AMENDMENT AND LANDLORD CONSENT TO SUBLEASE (“Agreement”) is entered into as of September 5, 2007 [the “Effective Date) by and among MA-TEN CANAL PARK, L.L.C., a Delaware limited liability company (“Landlord”), ASPEN TECHNOLOGY, INC., a Delaware corporation (“Tenant”) and EOP CANAL LEASE CO, LLC, a Delaware limited liability company (“Subtenant”).

RECITALS.

A.                                   Landlord (as successor in interest to Aspen Technology, Inc., a Massachusetts corporation) is the tenant under that certain lease agreement dated January 30, 1992, as amended by that certain First Amendment dated May 5, 1997, that certain Second Amendment dated August 14, 2000 and that certain Third Amendment dated October 26, 2005 (collectively, the “Lease”) entered into by and between MA-TEN CANAL PARK, L.L.C., a Delaware limited liability company (as successor in interest to EOP-Ten Canal Park, L.L.C., as successor in interest to Beacon Properties, L.P., as successor in interest to Teachers Insurance and Annuity Association of America) (“Landlord”)  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 110,843 rentable square feet (the “Premises”) on the 1st through 6th floors of the building commonly known as Ten Canal Park located at Ten Canal Park, Cambridge, Massachusetts (the “Building”)

B.                                     Tenant has requested Landlord’s consent to a sublease of even date herewith (the “Sublease”) by Tenant to EOP Canal LeaseCo LLC, a Delaware limited liability company (Subtenant”) of that portion of the Premises consisting of the entire fourth (4th) and fifth (5th) floors of the 2nd floor of the Building containing approximately 2,000 rentable square feet of space (collectively, the “Sublet Premises”), and Landlord is willing to grant its consent upon the terms set forth in this Agreement.

C.                                     Landlord, Sublandlord and Subtenant mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, Landlord and Tenant agree as follows:

1.                                       Amendments.

1.01                           Building Renovations.  Notwithstanding anything to the contrary set forth in the Lease, Landlord shall have the right to make cosmetic changes to the lobby, loading dock, parking garage and roof of the Building using Building standard materials, finishes and means from and after the Effective Date without hindrance or disturbance by Tenant or anyone claiming by, through or under Tenant, in connection with such modifications, Landlord, its agents and contractors, shall have full access to and through such areas of the Building for the purpose of performing such cosmetic changes as Landlord deems necessary or desirable.  Landlord agrees to use commercially reasonable efforts to minimize interference with or disruption of business activities in the Premises, and in no event shall any of such cosmetic changes materially adversely affect on a continuous basis access to the Building or to any portion of the Premises or to the parking facilities in the Building, providing that temporary closures shall be permitted so long as alternative means of access is available.  All such cosmetic changes shall be performed at landlord’s sole cost and expense and will not be included in Operating Expenses for the Building.

1.02                           Exterior Signage.  As of the Effective Date, Tenant relinquishes, waives and releases all of Tenant’s rights under the Lease to erect exterior signage on the Property, including, but not limited to, Tenant’s rights under Paragraph 13.22 of the Lease.  On or before October 31, 2007, Tenant shall remove, at Tenant’s cost and expense, any and all exterior signs currently located on the Building or the Property and repair any damage to the Building or Property resulting from such removal.

1.03                           Renewal Option.  As of the Effective Date, Tenant relinquishes, waives and releases all renewal and extension rights under the Lease, including, without limitation, under Paragraph VI of the Second Amendment of Lease.

1.04                           Expansion Rights.  Tenant acknowledges and confirms that Tenant has no expansion rights, rights of first offer, rights of second offer or rights of first refusal under the Lease.

1.05                           Building Services.  Section 7.1(b) and Exhibit C to the Lease are hereby amended as follows:

“From and after the Commencement Date, Landlord, as part of Building Services, shall take over and be responsible for: (i) receiving and administering telephone and electronic mail service requests from Tenant’s subtenants for services and repairs required to be provided or performed by Landlord under the Lease, and the cost of providing this service will be included in Operating Expenses for the Building; and (ii) the staffing of a concierge desk in the lobby on the first (1st) floor of the Building.  Notwithstanding anything to the contrary set forth in the Lease, the cost of providing this service will not be included in Operating Expenses for the Building.  However, Tenant shall pay one-twelfth (1/12th) of Landlord’s total estimated concierge expenses on the same day of the month and with the monthly payment of Basic Rent.  There shall be an adjustment and reconciliation of the actual amount owed to Landlord and the actual amount paid by Tenant in the same manner as Escalation Charges.”

1.06                           Audit Rights.  Section 9.2(d) of the Lease is deleted in its entirety and the following substituted therefor:

“Within thirteen (13) months after receiving Landlord’s annual statement of Operating Expenses (the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses for the calendar year to which the statement applies, and within six (6) months after sending the Review Notice to Landlord (such period is referred to as the “Request for Information Period”), Tenant shall send Landlord a written request identifying the information that Tenant desires to review (the “Request for Information”), provided that Tenant may update the Request for Information so long as any such update does not delay the audit process.  Within a reasonable time after Landlord’s receipt of a timely Request for Information and executed Audit Confidentiality Agreement (referenced below), Landlord shall forward to Tenant, or make available for inspection in the Boston metropolitan area such records (or copies thereof) for the applicable calendar year that are reasonably necessary for Tenant to conduct its review of the information appropriately identified in the Request for Information, as may be updated.  Within six (6) months after any particular records are made available to Tenant (such period is referred to as the “Objection Period”), Tenant shall have the right to give Landlord with notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Expenses for that year which relates to the records that have been made available to Tenant.  If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice.  If Landlord and Tenant determine that Operating Expenses for the calendar year are less than reported.  Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant or, upon request of Tenant, give Tenant a refund within thirty (30) days of such determination.  Likewise, if landlord and Tenant determine that Operating Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days of such determination.  If Tenant fails to give Landlord an Objection Notice with respect to any records that have been made available to Tenant prior to expiration of the Objection Period applicable to the records which have been provided to Tenant, Tenant shall be deemed to have approved Landlord’s statement of Operating Expenses with respect to the matters reflected in such records and shall be barred from raising any claims regarding the Operating Expenses relating to such records for that year.  If Tenant fails to provide Landlord with a Review Notice prior to expiration of the Review Notate Period or fails to provide Landlord with a Request for information prior to expiration of the Request for Information Period described above, Tenant shall be deemed to have approved landlord’s statement of Expenses and shall be barred from raising any claims regarding the Operating Expenses for that year

Tenant shall be solely responsible for all Casts, expenses and tees incurred for the audit, and the fees charged cannot be based in whole or in part on a contingency basis.  If it is determined that Tenant has overpaid Operating Expenses by more than five percent (5%), Landlord shall be responsible for the costs, expenses and fees incurred for the audit.  The records and related information obtained by Tenant shall be treated as confidential, and applicable only to the Building, by Tenant and its auditors, consultants and other parties reviewing such records on behalf of Tenant {collectively, ‘Tenant’s Auditors’}, and prior to making any records available to Tenant or Tenant’s Auditors, Landlord may require Tenant and Tenants Auditors to each execute a reasonable confidentiality agreement (‘Audit Confidentiality Agreement’) in accordance with the foregoing.  In no event shall Tenant be permitted to examine Landlords records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay all Rent when due.”

1.07                           Default.  Section 13.1(a)(i) of the Lease is deleted in its entirety and the following substituted therefor:

‘(i) Tenant shall fail to pay the Basic Rent, Escalation Charges or other sums payable as additional charges hereunder (including, without limitation, any sum or charge payable by Tenant to the “Subtenant” pursuant to Section 14.29 of this Lease) within fourteen (14) days after written notice thereof from Landlord to Tenant or”

1.08                           Parking.  Pursuant to Section 14.30 of the Lease, Landlord subleases to Tenant the 105 parking spaces at the First Street Garage referred to in the Lease and in this Section 1.08 as the “First Street Parking Spaces”.  As provided in the Parking Leases (as defined in the Lease).  Landlord has the following rights with respect to the First Street Parking Spaces: (i) to reduce the number of pricing spaces teased under the City Leases upon thirty (30) days written notice to the City (as defined in the Lease) provided that Landlord must at all times retain enough parking spaces at and far the Building to satisfy the City’s zoning requirements for the Building; and (ii) to terminate the Parking Leases upon thirty (30) days written notice to the City, provided that Landlord’s termination notice must be accompanied by the written consent thereto of Landlord’s mortgagee(s), if any Subject to the foregoing, and as express conditions precedent thereto, Landlord agrees to use commercially reasonable efforts to terminate all of the First Street Parking Spaces under the City Leases: provided, however, the parties agree that Landlord shall not be required to seek a zoning change, variance, amendment or modification of the City’s zoning requirements for parking at the Building nor shall Landlord be required to incur any cost or fee in seeking the approval of Landlord’s mortgagees) to a termination of the City Leases.  If Landlord is unable to terminate the City Leases due to zoning requirements for the Building and/or Landlord’s mortgagee(s) unwillingness to consent to a termination of the City leases or the imposition by Landlord’s mortgagee(s) of a charge or fee in connection therewith, Tenant shall remain liable under Section 14.30 of the Lease for the First Street Parking Spaces in accordance with Section ‘14 30 of the lease, provided, however, that Landlord agrees to use commercially reasonable efforts to cooperate with Tenant from time to time in endeavoring to secure a replacement subtenant(s) or assignee for all or any portion of the First Street Parking Spaces and obtaining the City’s written consent thereto as required under the City Leases.

2.                                       Consent to Sublease.  Landlord hereby consents to the Sublease, subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Tenant and Subtenant.

2.01                           Sublease Agreement.  Tenant and Subtenant hereby represent that a true and complete copy of the Sublease is attached hereto and made a part hereof as Exhibit A, and Tenant and Subtenant agree that the Sublease shall not be modified without Landlord’s poor written consent, which consent shall not be unreasonably withheld.

2.02                           Representations.  Tenant hereby represents and warrants that Tenant (i) has full power and authority to sublease the Sublet Premises to Subtenant without the consent of any third party required, (ii) has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, except for the subleases identified on Exhibit B attached hereto and made a part hereof, and (iii) has full power and authority to enter into the Sublease and this Agreement.  Subtenant hereby represents and warrants that Subtenant has full power and authority to enter into the Sublease and this Agreement without the consent of any third party required Landlord hereby represents and warrants that Landlord has full power and authority to enter into this Agreement without the consent of any third party required

2.03                           Indemnity and Insurance.  Subtenant hereby assumes, with respect to Landlord, all of the indemnity and insurance obligations of the tenant under the Lease with respect to the Sublet Premises, provided that the foregoing shall not be construed as relieving or releasing Tenant from any such obligations.

2.04                           No Release.  Nothing contained in the Sublease or this Agreement shall be construed as relieving or releasing Tenant from any of its obligations under the Lease, it being expressly understood and agreed that Tenant shall remain liable for such obligations notwithstanding anything contained in the Sublease or this Agreement or any subsequent assignment, sublease, or transfer of the interest of the tenant under the Lease, provided, however, that if Subtenant is in Default (as defined in the Sublease) in the payment of any amounts due under the Sublease (“Default Rent”), Tenant shall have the right to offset the amount of the Default Rent against the rent and other sums due from Tenant to Landlord under the Lease (and any such nonpayment of Default Rent shall not constitute a default under the Lease), but only after (i) written notice to Landlord and Subtenant of Subtenant’s nonpayment of Default Rent to Sublandlord and the expiration of the applicable cure period, under the Sublease, and (a) an additional notice to Landlord and Subtenant that such nonpayment has not been cured within the applicable cure period under the Sublease Agreement.  Tenant shall be responsible for the rent due to from Subtenant, subject to Tenants offset right hereinabove described, and for the performance of all the other terms and conditions of the Sublease, it being understood that Landlord is not a party to the Sublease and, notwithstanding anything to the contrary contained in the Sublease, is not bound by any terms, provisions, representations or warranties contained in the Sublease and is not obligated to Tenant or Subtenant for any of the duties and obligations contained therein.

2.05                           Transfer.  Notwithstanding anything to the contrary set forth in the Lease, Subtenant may further sublease the Sublet Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Sublet Premises or the Sublease to any person or entity without the written consent of Landlord or Tenant Neither Landlord nor Tenant shall charge a fee in connection with any such sublease or other transfer by Subtenant

2.06                           Lease.  The parties agree that the Sublease is subject and subordinate to the terms of the Lease, and all terms of the Lease, other than Tenant’s obligation to pay Basic Rent, are incorporated into the Sublease, except to the extent expressly modified hereby or under the Sublease.  In no event shall the Sublease or this Agreement be construed as granting or conferring upon Tenant or Subtenant any greater rights than those contained in the Lease nor shall there be any diminution of the rights and privileges of the Landlord under the Lease, nor shall the Lease be deemed modified in any respect.  Notwithstanding the foregoing, in the event of any inconsistency between the provisions of the Lease and the provisions of the Sublease with respect to the Sublet Premises only, the provisions of the Sublease shall control.

2.07                           Parking and Services.  The parking rights in the Building Garage under Section 14.30 of the Lease (as defined therein) granted to Subtenant under the Sublease shall be satisfied out of the parking nights granted to Tenant under Section 14.30 of the Lease.  Subtenant’s rights in and to such parking spaces in the Building Garage shall be subject to the terms and conditions set forth in Section 14.30 of the Lease and the payment of all charges associated therewith.  Tenant hereby authorizes Subtenant to obtain services and materials for or related to the Sublet Premises directly from Landlord, Landlord shall bill Subtenant deadly for such services and materials, or any portion thereof in which event Subtenant shall pay far the services and materials so billed upon written demand from Landlord.  Any nonpayment by Subtenant for such services and materials shall not constitute a default by Tenant under the Lease, and Tenant shall have no liability therefor

2.08                           Attornment.  If the Lease or Tenant’s right to possession thereunder terminates for any reason prior to expiration of the Sublease, Subtenant agrees, at the written election of Landlord, to attar to Landlord upon the then executory terms and conditions of the Sublease for the remainder of the term of the Sublease In the event of any such election by Landlord, Landlord will not be (a) liable for any rent paid by Subtenant to Tenant more than one month in advance, or any security deposit paid by Subtenant to Tenant, unless same has been transferred to Landlord by Tenant; (b) liable for any act or omission of Tenant under the Lease, Sublease or any other agreement between Tenant and Subtenant or for any default of Tenant under any such documents which occurred poor to the effective date of the adornment; subject to any defenses or offsets that Subtenant may have against Tenant which arose prior to the effective date of the adornment; (d) bound by any changes or modifications made to the Sublease without the written consent of Landlord; (e) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the Sublet Premises which Sublandlord agreed would be transferred to Subtenant or which Tenant agreed could be used by the Subtenant during the term of the Sublease; or (f) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Tenant to Subtenant under the Sublease.  If Landlord does not elect to have Subtenant adorn to Landlord as described above, the Sublease and all rights of Subtenant in the Sublet Premises shall terminate upon the date of termination of the Lease or Tenant’s right to possession thereunder.  The terms of this Section 2.08 supersede any contrary previsions in the Sublease.

2.09                           Payments Under the Sublease.  If at any time Tenant is in default under the terms of the Lease, Landlord shall have the right to contact Subtenant and require Subtenant to pay all rent due under the Sublease directly to Landlord until such time as Tenant has cured such default.  Subtenant agrees to pay such sums directly to Landlord if requested by Landlord, and Tenant agrees that any such sums paid by Subtenant shall be deemed applied against any sums owed by Subtenant under the Sublease and shall offset Tenant’s rent obligations under the Lease in the manner hereinafter provided.  Any such sums received by Landlord from Subtenant shall be received by Landlord on behalf of Tenant and shall be applied by Landlord to any sums past due under the Lease, in such order of priority as required under the Lease or, if the Lease is silent in such regard, then in such order of priority as Landlord deems appropriate.  The receipt of such funds by Landlord shall in no manner be deemed to create a direct lease or sublease between Landlord and Subtenant.  If Subtenant fails to deliver its Sublease payments directly to Landlord as required herein following receipt of written notice from Landlord as described above, Landlord shall have the right to remove any signage of Subtenant, at Subtenants cost, located outside the Premises or in the Building lobby or elsewhere in the Building and to pursue any other rights or remedies available to Landlord at law or in equity.

2.10                           Default by Subtenant.  Landlord agrees that any act or omission by Subtenant or any assignee or sub-subtenant of Subtenant which constitutes a Default under the terms of the Lease shall not constitute a default by Tenant under the Lease.

2.11                           Surrender of Sublet Premises.  Notwithstanding anything to the contrary set forth in the Lease, at the expiration or earlier termination of the Term of the Lease, Tenant may surrender the Sublet Premises in their AS IS condition and shall not be required to remove any alterations installed in the Sublet Premises by Tenant, Subtenant or any assignee or sub-subtenant of Subtenant.  However, all obligations of Tenant under the Lease for the surrender of the Premises (exclusive of the Sublet Premises) shall remain in full force and effect in accordance with the terms of the Lease.

3.                                       Miscellaneous.

3.01                           This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements tinder no circumstances shall Subtenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Agreement.  Tenant agrees that neither Tenant nor its agents or any otter parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

3.02                           Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

3.03                           In the case of any inconsistency between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern and control.

3.04                           Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant and Subtenant.

3.05                           The capitalized terms used in this Agreement shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Agreement.

3.06                           Tenant and Subtenant hereby represent to Landlord that Tenant and Subtenant have dealt with no broker in connection with this Agreement other than Newmark & Company Real Estate, Inc (the ‘Broker’) whose commission shall be paid by Tenant.  Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the ‘Landlord Related Parties’) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Agreement including Broker.  Subtenant agrees to indemnify and hold the Landlord Related Parties harmless from all claims of any brokers, other than Broker, claiming to have represented Subtenant in connection with this

Agreement Landlord hereby represents to Tenant and Subtenant that Landlord has dealt with no broker in connection with this Agreement.  Landlord agrees to indemnify and hold Tenant and Subtenant, their trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Agreement

3.07                           Each signatory of this Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

3.08                           Counterparts.  This Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.  Transmission of a facsimile or electronic signature shall be deemed the equivalent of the delivery of the original and any party so delivering a facsimile or electronic signature shall in all events deliver to the other party an original signature promptly upon request.

(SIGNATURES APPEAR ON THE NEXT PAGE]

IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Agreement as of the date set forth above.

WITNESS/ATTEST:		LANDLORD:

MA-TEN CANAL PARK, L.L.C., a Delaware limited liability company

/s/ John Conley		By:
Name (print):	John Conley	Name:
Title:
Name (print):

WITNESS/ATTEST:		SUBLANDLORD:

ASPEN TECHNOLOGY, INC., a Delaware corporation

/s/ Irwin Weiss		By:	/s/ Bradley T Miller
Name (print):	Irwin Weiss	Name:	Bradley T Miller
/s/ Robert M. Cruickshank		Title:	CFO
Name (print):	Robert M. Cruickshank

WITNESS/ATTEST:		SUBTENANT:

EOP CANAL LEASECO LLC, a Delaware limited liability company

/s/ John Conley		By:
Name (print):	John Conley	Name:
Title:
Name (print):

EXHIBIT A

Sublease Agreement

B-1

EXHIBIT B

SUBLEASES

Suite	Subtenant	Square Feet	Expiration Date

Suite 201	Bit9, Inc	7,047 s.f.	7/31/08

Suite 100	Elysium Digital, LLC	9,291 s.f.	9/30/12

Suite 303	Gene Network Sciences	4,036 s.f.	2/08/09

Suite 601	Metis Design Corporation	6,780 s.f.	9/30/12

Suite 302	Museum of Science	12,860 s.f.	9/30/12

Suite 202	Northern Light Singlepoint	4,458 s.f.	9/30/12

Suite 602	Vertical Communications	11,202 s.f.	9/30/12

Suite 301	Allies Wire, Inc.	4,750 s.f.	9/30/12

B-1